Exhibit 10.1

China Construction Bank, Taipei Branch Comprehensive Credit Line Contract and General Agreement
Account Number:
Business Unit: Market Department
Credit Account Name: Applied Optoelectronics, INC., Taiwan Branch
Unified Business Number:28410552
Case Number:
Approval Number:
Credit line/IOU Amount: ☐ NTD ■ USD 10 million only
Agreement (Loan) Validity: 22nd April, 2016 to 25th March, 2017
Account Manager: Lin, Jun Nan
Printed by:

Director	Handled by	Seal checked by

Comprehensive Credit Line Contract and General Agreement

The promisor, Applied Optoelectronics, INC., Taiwan Branch (hereinafter referred to as the “Promisor”) and China Construction Bank, Taipei Branch (hereinafter referred to as "You" or “Your”) agree on the credit granting business and sign this credit granting agreement and comprehensive credit line agreement (hereinafter referred to as the “Agreement”). All credit granting matters between the Promisor and You shall be implemented according to Your loan approval and the following provisions, provided that the general credit line (the amount marked by the Promisor with a tick in the following rectangles shall prevail and it is hereinafter referred to as the “Credit”) is not exceeded:

■Short-Term Loan Agreement☐NTD■USD 10 million only

The Promisor and the jointly liable guarantor (hereinafter referred to as the “Guarantor”) sign this Agreement to agree on Your approval notice and the following provisions:

This Agreement includes a total of one type of credit (ticked if available) listed below. Within the credit line and period stipulated in this Agreement, the Promisor can apply for:

1.	Working capital loan

(  ) Overdraft

(V ) Working capital loan for general/material purchase purposes

(  ) Domestic advance

(  ) Discount

(  ) Simple financing against notes receivable

(  ) Working capital loan for foreign trade

2.	Contract of mandate, bill acceptance

(  ) General guarantee, foreign currency guarantee

(  ) Commercial paper issuance guarantee

(  ) Bill acceptance

3.	Others

(  ) Domestic financing against letter of credit (L/C)

(  ) Financing for goods import (against foreign sight L/C, foreign usance L/C, foreign transferrable L/C)

(  ) Financing against foreign currency D/A, D/P, or O/A for import

(  ) Documentary bill credit

(  ) Financing against foreign currency D/A, D/P, or O/A for export

(  ) Foreign currency bill purchase

☐Medium- and Long-Term Loan Agreement and IOU

The Borrower and the jointly liable guarantor (hereinafter referred to as the “Guarantor”) sign this Agreement to borrow a loan from You. The Promisor (Borrower/Guarantor, hereinafter referred to as the “Promisor”) agrees on Your approval notice and the following provisions:

I.	The loan totals NTD ______________ only.
II.	The Borrower shall present IOUs according to the actual progress of the plan to apply for a on time or installment loan.
III.	This loan is effective from ______________ (DD/MM/YYYY) through ______________ (DD/MM/YYYY), and the principal and interest shall be paid as follows:
(I)	Principle:
1.	Repayment of the first appropriated amount begins on ______________ (DD/MM/YYYY). An installment shall be paid every ___ months and a total of ___ installments shall be paid. The remaining amounts appropriated are repaid in the remaining repayment period. (If the remaining days or months are shorter than one installment paying interval, they are regarded as one installment paying interval.) The amount to be repaid and the repayment date of each installment depend on the IOU issued by the Borrower upon appropriation.
2.	Other agreements:

(II)	Loan interest: Repayment of interests begins on ______________ (DD/MM/YYYY) and interests are paid every ___ months according to Item ___ in the following:
1.	Pay an interest calculated based on a fixed annual interest rate of ___ %.
2.	Pay an interest calculated based on an annual interest rate of ___ %. When Your [_] benchmark interest rate (adjusted by [_] month [_] quarter), [_] indexed rate, [_] ___ year term deposit variable interest rate of Chunghwa Post Co., Ltd., [_] medium- and long-term fund use interest rate is adjusted, the interest rate is calculated using the ___ % annual interest rate plus the new benchmark interest rate/indexed rate/___ year term deposit variable interest rate of Chunghwa Post Co., Ltd.,/medium- and long-term fund use interest rate that You announce.
3.	Calculate the amount of interest in a period of ___ months that begin from the date when the loan is made using [_] an annual interest rate of ___ %, or Your [_] benchmark interest rate (adjusted by [_] month [_] quarter), [_] indexed rate, [_] ___ year term deposit variable interest rate of Chunghwa Post Co., Ltd., [_] medium- and long-term fund use interest rate plus an annual interest rate of ___ %; calculate the amount of interest from the date following a period of ___ months that begin from the date when the loan is made using [_] an annual interest rate of ___ %, or Your current [_] benchmark interest rate (adjusted by [_] month [_] quarter), [_] indexed rate, [_] ___ year term deposit variable interest rate of Chunghwa Post Co., Ltd., [_] medium- and long-term fund use interest rate plus an annual interest rate of ___ %; calculate the amount of interest from the date following a period of ___ months that begin from the date when the loan is made using [_] an annual interest rate of ___ %, or Your current [_] benchmark interest rate (adjusted by [_] month [_] quarter), [_] indexed rate, [_] ___ year term deposit variable interest rate of Chunghwa Post Co., Ltd., [_] medium- and long-term fund use interest rate plus an annual interest rate of ___ %. Where the amount of interest is calculated using variable interest rates, the interest rates are adjusted according to Your benchmark interest rate/indexed rate/___ year term deposit variable interest rate of Chunghwa Post Co., Ltd/medium- and long-term fund use interest rate, and the adjusted interest rates are used from the dates of adjustment to calculate the amount of interest.
4.	Other agreements:

Loan interest calculation: For short-term loans (one year or less), the amount of interest is calculated by day. For medium- and long-term loans (more than one year), the amount of interest is calculated on a monthly basis for full months and calculated on a daily basis for the period less than one complete month. For the amount of interest calculated on a daily basis, one year consists of 365 days, regardless of whether it is a leap year.

IV	Penalty: Where the principal or interest is paid after the due date, an amount of interest calculated based on the agreed interest rate shall be paid for the overdue period. If the overdue period is six months or less, a penalty calculated based on 10% of the lending rate will be charged. If the overdue period is more than 6 months, in addition to the penalty charged for the six months, another penalty calculated based on 20% of the lending rate will be charged for the period after the six months.

I.	General Provisions
Article 1	General credit line

The general credit line granted according to this Agreement refers to the total amount of the different types of credit that the Promisor can use. The total amount of credit of all types used by the Promisor shall not exceed the limit specified in this article. The limit of a certain type of credit specified in this Agreement is the maximum amount of credit of the specific type. The amount of the type of credit used by the Promisor shall not exceed the limit. If the amount of a specific type of credit or the total amount of credit used by the Promisor exceeds the corresponding limit due to foreign exchange rate fluctuation or other reasons, the Promisor shall immediately repay the balance. According to changes in factors such as actual requirements, laws and regulations, credit usage, and business conditions of the Promisor, You may reject, adjust, or terminate sharing of the credit granted to the Promisor.

Article 2	Availability period

The various types of credit granted by this Agreement are available from 22nd April, 2016 to 25th March, 2017. Where the Promisor complies with all the agreed conditions, the Promisor may apply to You against the agreed documents by the agreed means in this availability period for using the credit and may use the credit after obtaining Your approval. Unless otherwise stipulated, the Promisor may use the credit in a revolving manner within the total and individual limits on the credit.

Article 3	Loan interest calculation
I.	Interest payment mode: For discount financing and simple financing against notes receivable, the loan interest is deducted in advance when the loan is made. In other cases, the loan interest is calculated and paid by month.
II.	Interest calculation methods
1.	NTD loan: For short-term loans (one year or less), the amount of interest is calculated by day. For medium- and long-term loans (more than one year), the amount of interest is calculated on a monthly basis for full months and calculated on a daily basis for the period less than one complete month. For the amount of interest calculated on a daily basis, one year consists of 365 days, regardless of whether it is a leap year.
2.	Loan in a foreign currency: The amount of interest is calculated on a daily basis following the common practices on calculating the number of interest charging days for the foreign currency.
Article 4	Overdue interest and penalty

When an installment is due or the total amount is due, the Promisor and Guarantor are willing to repay it immediately. If failing to do so, the Promisor and Guarantor are willing to pay an overdue interest calculated based on the agreed interest rate.

Where the principal or interest is paid after the due date, an amount of interest calculated based on the agreed interest rate shall be paid for the overdue period. Where the overdue period is six months or less, a penalty calculated based on 10% of the lending rate will be charged. If the overdue period is more than 6 months, in addition to the penalty charged for the six months, another penalty calculated based on 20% of the lending rate will be charged for the period after the six months.

Article 5	For the notes, orders, and L/Cs provided by the Promisor and covered by this Agreement, where the related payments are collected before the due date of the loan, the Promisor and Guarantor agree that You may offset the loan using the payments.
Article 6	In addition to the provisions in this Agreement, the Promisor and Guarantor are willing to comply with the other relevant agreements signed with You, as well as the provisions in International Standard Banking Practice, Uniform Customs and Practice for Documentary Credits, Uniform Rules for Collections, International Standby Practices, Incoterms, and International Rules for the Interpretation of Trade Terms issued by International Chamber of Commerce, and agree that the agreements and provisions constitute part of this Agreement and are restricted by the agreements and provisions. Where the above mentioned laws or regulations are changed, You may follow the new laws and regulations to make changes, adjustment, or termination according to the actual situation, and the Promisor shall not raise any objection.
Article 7	Fees

The Promisor agrees to pay the relevant account management fee/service fee in the following way:

☐% of the approved loan amount, but not less than NTD.

☐% of the approved loan amount, but not less than NTD, paid at a time when the loan is made or the credit is used for the first time.

Article 8	Foreign exchange rate risk

For all liabilities of the Promisor in foreign currencies that arise due to foreign exchange transactions with You, You may, without prior notice, convert the advances (loans) in foreign currencies into NTD loans any time and date, where any of the situations specified in Article 13 in “I General Provisions” occurs so that You deem that all the liabilities are due immediately. The Promisor shall not raise any objection to the above-mentioned conversion date and time, exchange rate for the conversion, and interest rates. Nevertheless, You are not obliged to make the conversion. Where You make the conversion based on the above-mentioned agreement, the Promisor agrees to calculate the amount of interest based on the benchmark interest rate (adjusted by quarter) that You announce on the date of conversion plus 3% of the annual interest rate.

Article 9	The liability or all liabilities mentioned in this Agreement refer to the liabilities of the Promisor and Guarantor to You, including but not limited to notes, loans, overdraft, discount, acceptance, advances, guarantees, contracts of mandate, issued L/Cs, foreign exchange transactions for import and export, and service fees, as well as other liabilities, liability interest, overdue interest, penalty, damage compensation, and other relevant fees.
Article 10	Where the names, organizations, articles of association, seals, representatives, and representative authority of the Promisor and Guarantor are changed, or other changes that will affect Your rights and interests occurs, the Promisor and Guarantor shall notify You of the changes in writing immediately and complete the seal change or deregistration procedure. The Promisor is willing to take responsibilities for the transactions concluded with You before the above-mentioned notification or seal change or deregistration procedure is completed, and shall compensate You for any losses caused thereby.
Article 11	Where the addresses of the Promisor and Guarantor change, the Promisor and Guarantor shall notify You in writing immediately. Otherwise, You may send relevant documents to the addresses specified in this Agreement or the last addresses notified to You by the Promisor. The documents are deemed served after a normal mailing period.
Article 12	Unless otherwise stipulated, interest amounts shall be calculated and paid by month for all the liabilities of the Promisor to You based on the interest rates specified in the Credit Use Application and IOU or other relevant documents. Where no interest rate is stipulated, the interest amount for the liability in NTD is calculated based on the benchmark interest rate (adjusted by quarter) that You announce on the date when the liability arises plus the 3% annual interest rate, while the interest amount for the liability in a foreign currency is calculated based on six-month LIBOR announced on the date when the liability arises plus the 5% annual interest rate.
Article 13	For all the liabilities of the Promisor to You, You may reduce the credit line or loan period available to the Promisor or deem that all the liabilities are due, without prior notice where any of Item 1 to Item 5 in the following occurs, or with prior notice before a reasonable period where any of Item 6 to Item 9 in the following occurs. In this case, all the liabilities of the Promisor to You are deemed to be due immediately and Your obligation to provide funds to the Promisor is eliminated immediately. The Promisor shall immediately repay all the liabilities to You.
(1)	The principal of any liability is not repaid as agreed.
(2)	Reconciliation application, bankruptcy announcement application, company restructuring, transaction rejection by Taiwan Clearing House (TCH), business closure, or liability settlement is carried out according to the Bankruptcy Law and Debt Liquidation Act.
(3)	The Promisor and (or) a third party who is obliged to provide a guarantee as agreed fails to provide the guarantee.
(4)	The heir of the Promisor announces to abandon inheritance after the Promisor passes away or is missing.
(5)	Confiscation of major assets due to a crime is announced.

(6)	The interest of any liability is not repaid as agreed.
(7)	Collateral (provided by the Promisor or a third party) is seized or lost, the value of the collateral decreases, or the collateral is insufficient to cover liabilities.
(8)	The Promisor uses the fund corresponding to the Promisor’s liability to You for a purpose not approved by You.
(9)	You may not be compensated due to forcible execution, provisional seizure, false punishment, or other preservation disposal.

In addition to the preceding nine items, where any of the following items affects all the liabilities of the Promisor to You and You deem that debt preservation is necessary, You may, without prior notice or summons, reduce the credit line or loan period granted to the Promisor or deem that all the liabilities are due at any time.

(1)	Dishonest behavior such as providing false statements or materials and hiding facts, matters incompliant with agreements or promises, or matters leading to bad credit occur during transaction between the Promisor and You, making You deem that debt preservation is necessary.
(2)	Your debts may not be fully repaid due to objective adverse changes in management, business operation, or financial conditions of the Promisor.
(3)	The Promisor fails to comply with the provisions in this Agreement or the conditions for approving the credit, or fails maintain a certain level of business operation or a certain number of orders as agreed upon agreement signature.
(4)	Adverse changes occur in the Promisor’s business, plan implemented with the loan, or assets, leading to failures, license revocation, illegal issues, losses, or rejection by TCH of transactions with the major responsible person.
(5)	A promissory note delivered to You by the Promisor for repaying debts cannot be cashed on the due date.
(6)	A credit card of the Borrower is forcibly invalidated.
(7)	The Promisor is announced by a court as a ward or an aided person.
(8)	The Promisor engages in private negotiation according to the Joint Credit Information Center, and You deem it necessary.
(9)	The control or affiliation relationships between the Promisor and the Promisor’s major shareholders or associated enterprises change significantly.
(10)	Other critical issues that affect the debt repaying abilities of the Promisor or the Promisor’s associated enterprises occur.
(11)	Other matters negotiated between both sides occur.

Article 14	Where any of the above-mentioned matters regarding all the liabilities of the Promisor to You occurs, You have the right to use various types of fund deposited by the Promisor and Guarantor with You to repay all the liabilities regardless of the due dates of the liabilities, and offset all the liabilities of the Promisor to You against the advance repayments.
Article 15	Where the Promisor owes You several debts and the payment of the Promisor is insufficient to cover all the debts, offsetting is implemented according to Article 321 and Article 322 of the Civil Law.

The repayment provided by the Promisor shall be used to offset fees, penalties, interests, overdue interests, and principals in sequence. This rule also applies to debt offsetting specified in the previous article.

Article 16	The Promisor is willing to receive Your supervision on the usage of the credit, audit on financial conditions, and check and monitoring of collateral, and Your inquiry for relevant books, reports (including comprehensive financial reports of enterprises), documents, and files.

Where You deem it necessary, You may require the Promisor to submit the above-mentioned credit information or financial reports signed by accountants approved by You, and may require the accountants to provide their working papers. Where You deem that the financial reports or other documents submitted by the Promisor contain false information, the false information is deemed agreement violation upon notification by You. However, You are not obliged to implement supervision, audit, check, monitoring, and inquiry. Where You deem that the Promisor’s financial structure should be improved, You may require the Promisor not to distribute profits in cash and require the Promisor to increase the capital or take other actions to improve the financial structure. The Promisor shall cooperate.

The Promisor is willing to allow the Joint Credit Information Center (hereinafter referred to as “JCIC”) to inspect relevant books, reports, and documents. Where JCIC deems it necessary, it may require the Promisor to submit the credit information on schedule. The Promisor agrees to require entrusted accountants who sign the financial reports to send copies of financial report check reports to JCIC. JCIC, however, is not obliged to check the reports.

Article 17	Where the evidence of liabilities of the Promisor and Guarantor to You is lost, diminished, or destroyed, the Promisor is willing to cooperate with You to re-create the evidence and provide it to You, and fulfill the liabilities according to Your books, summons, electronic documents, collateralized debt obligation, and transaction document photocopies.
Article 18	Where the holder of a receipt, custody certificate, or the Promisor’s seal of collateral issued by You to the Promisor turns to You to require return or replacement of the collateral or relevant documents, the holder is deemed as an agent of the Promisor. You shall permit the return or replacement.
Article 19	All important elements and effects of the debt caused by this Agreement and all the relevant legal behaviors are governed by the laws of Taiwan, and the place where You resides is deemed as the place of performance. The Promisor agrees that the place where You carry out business operation is deemed as the place of performance for all the liabilities of the Promisor to You. In case of litigation, both sides agree to adopt the Taipei District Court as the court of first instance. However, applicability of Article 47 in the Consumer Protection Act or Item 9 of Article 436 in the Civil Procedure Law regarding the court of jurisdiction for small claims shall not be excluded.
Article 20	The Promisor and Guarantor agree that You may provide information about transactions with the Promisor for JCIC, TAIWAN SMEG, Agricultural Credit Guarantee Fund, Financial Information Service Co., Ltd., TCH, Your headquarters and branches of the headquarters, persons or their designated persons who intend to purchase assets or liabilities from You or merge with You, persons entrusted by You to handle transactions or persons cooperating with You, financial authorities, and other organizations designated by financial authorities with whom You should sign business agreements. The above-mentioned organizations may collect, process (including computer-aided processing), transfer (including international transfer), and use the materials. Where the above-mentioned information provided by You to JCIC is incorrect, You shall take the initiative to correct it and restore its original conditions. In case of a change in personal information, the Promisor shall immediately notify You.

The Promisor agrees that, for other legal matters or other business services implemented by You, You may follow the Personal Data Protection Act and other relevant laws and regulations to collect, process, use, and transfer globally the personal information of the Promisor, and use the information about the Borrower and the Borrower’s responsible person and information about transactions between the Borrower and credit granting organizations. Unless otherwise stipulated in this Agreement, You are obliged, according to the Banking Law, to keep the above-mentioned information and the information obtained for the original or this Agreement confidential.

You may collect, process, and use various information provided by the Promisor and Guarantor for the purposes of implementing other legal matters, providing other services of You (including and not limited to Your branches), and fulfilling this Agreement.

When handling the above-mentioned personal information, You shall comply with the Personal Data Protection Act. The Promisor acknowledges and agrees that, where the loan is not repaid as agreed, You may report bad credit records to JCIC as required by competent authorities, which may affect the right of the Promisor to apply for other loans. The above-mentioned bad credit records are available in their disclosure periods at Credit Education > Disclosure at www.jcic.org.tw.

Article 21	The Promisor and Guarantor agree that, for the purpose of assigning creditor’s rights, You may provide information about the Promisor’s liabilities for the assignees and debt-value evaluators, and agree that You may replace notices with bulletins on assignment of creditor’s rights conducted for the purpose of financial asset securitization or according to laws and regulations.
Article 22	(Business engagement): The Promisor and Guarantor agree that You may engage a third party (domestic or abroad) to handle part or all of the businesses related to this Agreement and to Your processing of the transactions between the Promisor and You, including but not limited to the businesses related to transaction amount collection and payment, administration, computer-aided business processing, information registration, processing, information processing, sales, customer information import and export, sheet (such as bills) printing, packaging, posting, deposit, payment, credit, and outsourced collection.
Article 23	The signatures and seals on this Agreement have been confirmed by the Promisor and Guarantor. Subsequent transactions between the Promisor and Guarantor and You shall be conducted against either the signatures or seals, or against either the signatures or seals agreed on (authorized) in the transaction agreement otherwise signed between You and the Promisor and Guarantor.

II.	Jointly Liable Guarantor Provisions
Article 1	The Guarantor is willing to take the joint responsibility to repay all the liabilities or responsibilities of the Promisor caused by this Agreement, waive the right to plea, and never claim exemption from the responsibility when applications, IOUs, notes, or other vouchers provided by the Promisor are not signed by the Guarantor. The liabilities guaranteed by the Guarantor refer to the principal, interest, overdue interest, penalty, service fee, insurance premium, damage compensation, and other relevant fees that shall be paid by the Promisor to You according to this Agreement. The guarantee responsibility is effective from the date when this Agreement is signed through the date when the liabilities of the Borrower that arise from this Agreement are repaid in full.
Article 2	Where the principal debtor defaults on the debt, You may require repayment from the Guarantor before urging the Promisor to repay the debt, obtaining a verdict, or implementing enforcement.
Article 3	You may require the Guarantor to repay the debt before disposing the collateral for repayment. Where the Guarantor signs multiple credit granting agreements at the same or different times to guarantee repayment of the liabilities of the principal debtor, the Guarantor understands that the guarantee covers the total amount and scope of all the agreements.
Article 4	Where You deem it necessary according to applications or other specific facts, You may notify the waiver or change of guarantee responsibilities of one or multiple persons in writing. After You obtain approvals from other Guarantors, these Guarantors are still responsible for repaying all the debts of the principal debtor.
Article 5	The Guarantor agrees that, the compensation claiming right (within the limit of debts inherited from You) and subrogation right obtained by the Guarantor from the principal debtor due to partial compensation before the guaranteed principal debt is repaid in full have lower priorities than the remaining debts (within the limit of all or part of the debts guaranteed by the Guarantor) owed by the principal debtor to You.

Article 6	The Guarantor agrees that You may, with a notice to the Guarantor, offset all the liabilities of the Guarantor to You using various types of deposit with Your headquarters and Your headquarters’ branches as well as all debts that You owe to the Guarantor, regardless of due dates and type mismatch. In addition, all the notes issued by You to the Guarantor involving in the offsetting will be invalidated. Where offsetting is forbidden by laws and regulations, by the Guarantor according to agreements, or by negotiorum gestio, or a third party entrusts You to pay the Guarantor based on a trading relationship, offsetting cannot be implemented. Where the offsetting fails to cover all liabilities or the Guarantor has repaid the liabilities or repaid the liabilities in installments, the fees, penalties, interests, overdue interests, and principals owed by the Guarantor shall be offset in sequence according to Article 323 of the Civil Law. Where the Guarantor has multiple debts and the repayment of the Guarantor is insufficient to cover all the debts, offsetting shall be implemented according to Article 321 or Article 322 of the Civil Law. However, during internal accounting based on relevant regulations, You shall calculate the total debt according to the above-mentioned offsetting sequence.

Article	7 Where no period is set for continuous debt guarantees, the Guarantor may notify You at any time of termination of this Agreement. The Guarantor does not guarantee the debts of the principal debtor that arise after You receive the notice.
Article	8 The Guarantor shall not claim exemption from the responsibility when the principal debtor encounters reconciliation application, bankruptcy announcement, reorganization, liquidation, prenegotiation, rejection of transaction by TCH, or debt settlement.
Article	9 Where You agree on postponed repayment by the principal debtor or modify the original agreement with the principal debtor based on negotiation, or similar matters occur, the Guarantor herein agrees to take the joint responsibility to guarantee the postponed repayment or modified agreement.
Article	10 Where the Guarantor or principal debtor owe multiple debts to You, and the repayment is insufficient to cover all the debts or the debts have different natures, You shall determine the way of offsetting and the sequence according to this Agreement and laws, regardless of the repayment means adopted by the principal debtor or guarantor.

III.	Individual Credit Granting Provisions
1.	Overdraft
(1)	The overdraft limit approved by You shall prevail and used for the No. ___ cheque account against cheque drawn by the Promisor, entrusted payment conducted by automatic devices, or other notes approved by You.
(2)	The Promisor shall repay the principal and interest immediately on the due date of the overdraft. The principal and interest of overdraft from the cheque account against certified cheques of limited amounts for credit insurance shall be repaid before 21st in the next month.

(3)	The amount of overdraft interest is calculated on 20th every month based on the annual interest rate of ___ %. The interest is calculated and added to the principal every month. Where Your [_] benchmark interest rate (adjusted by [_] month [_] quarter) [_] indexed rate is adjusted, the amount of interest is calculated based on the new interest rate announced by You plus the annual interest rate ___ % from the date of adjustment.
(4)	Where the principal and interest of the overdraft exceed the limit, the Promisor shall immediately repay the balance and authorize You to repay the balance using the deposit made by the Promisor with You or the Promisor’s other funds held by You. Where the Promisor fails to immediately repay the balance or the Promisor’s other funds held by You are insufficient to cover the balance, You may deem that the principal and interest are due.

2.	Working capital loan for general/material purchase purposes

The limit that You approve for this loan shall prevail. The loan is used by the Promisor against the Credit Use Application and IOU or (and) documents. The period of each amount borrowed shall not exceed the specified number of days, and the amount shall be repaid according to the interest rate and repayment means specified in the Credit Use Application and IOU.

3.	Domestic advance
(1)	The limit that You approve for this loan shall prevail. The loan is used by the Promisor against the Credit Use Application and IOU or (and) documents. The period of each amount borrowed shall not exceed the specified number of days, and the amount shall be repaid according to the interest rate and repayment means specified in the Credit Use Application and IOU.
(2)	Where acceptance or presentment for payment cannot be made against the documents provided by the Promisor, or payments are not made against the documents on due dates, the Promisor and Guarantor shall immediately repay the loan.

4.	Working capital loan for foreign trade
(1)	The limit that You approve for this loan shall prevail. The loan is used by the Promisor against the Credit Use Application and IOU or (and) documents. The period of each amount borrowed shall not exceed the specified number of days, and the amount shall be repaid according to the interest rate and repayment means specified in the Credit Use Application and IOU.
(2)	The Promisor is willing to convert all foreign exchanges earned from export settlement and export collection handled by You into NTD according to the buying rates announced by You on the dates of negotiation, dates of discounts, or dates of payment collection notification, or according to the exchange rates negotiated by both sides, for paying the principal and interest of the loan.
(3)	Where the Promisor fails to repay the loan using the foreign exchanges earned from export as stipulated in the previous item, the interest shall be calculated from the original borrowing date based on Your current benchmark interest rate (adjusted by quarter) plus the annual interest rate of 3% and the Promisor shall pay the balance of the interest amount. Where repayment is overdue, the amounts of interest and overdue interest are calculated based on the above-mentioned new interest rate and a penalty specified in this Agreement will be charged.

5.	General guarantee, foreign currency guarantee
(1)	The limit that You approve for this loan shall prevail. The amount, period, and content of each guarantee in the guarantee document issued by You shall prevail. You reserve the right to decide whether to provide a guarantee after inspection.
(2)	When entrusting You to provide a guarantee, the Promisor is willing to pay a fee based on Your rate and regulations. Where the Promisor entrusts You several time to provide guarantees or entrusts You to provide a revolving guarantee, the Promisor shall also pay a fee as agreed based on Your regulations, in multiple times, or when the guarantee is used in a revolving manner. The guarantee service fee shall be paid before You issue the guarantee document. Otherwise, You may refuse to issue it. The Promisor shall pay all the taxes for this Agreement. Where there are forex settlement loan service fees, mailing fee, or other fees, the Promisor shall pay the fees separately. When You adjust Your service rates, the Promisor agrees to pay the service fees for subsequent use of the guarantee or extension of the guarantee period according to Your new service rates.
(3)	The Promisor is willing to implement the agreed matters related to the entrusted guarantee and notify You of the implementation in writing. Where the Promisor postpones implementation or fails to implement the matters, which makes You advance guaranteed payments and relevant fees, the Promisor is willing to immediately repay You. In case of an overdue payment, the Promisor is willing to pay an amount of interest calculated from the date of advancement through the date of repayment based on the advancement amount and the benchmark interest rate (adjusted by quarter) on the date of advancement plus the annual interest rate of 3%, and the Promisor shall also pay a penalty by the means specified in this Agreement.
(4)	The Promisor expressly declare that You shall fulfill Your guarantee responsibility when the guaranteed person in the guarantee document that You issue notifies You to fulfill the guarantee responsibility, regardless of whether the guarantee conditions are met or whether there are other defenses or disputes.

(5)	When applying for a foreign currency guarantee, the Promisor and Guarantor are willing to comply with the provisions in the current Uniform Customs and Practice for Documentary Credits, and Uniform Rules for Contract Guarantees, International Standby Practices issued by International Chamber of Commerce as well as the provisions in the foreign exchange and trade administration regulations or other relevant regulations issued by competent authorities.

(6)	Other special conditions:

6.	Commercial paper guarantee
(1)	The limit that You approve for this guarantee shall prevail. It is used by the Promisor to make You guarantee repayment of the due debts that arise from the commercial papers issued by the Promisor.
(2)	Both sides shall separately negotiate on the maximum period of the commercial paper for each guarantee calculated from the date of guarantee through the commercial paper due date. You shall entrust note companies to sign and sell the commercial papers according to Act Governing Bills Finance Business.
(3)	For all the notes which You are entrusted to accept, guarantee, or provide issuance guarantee for, You shall be the drawee or act as the drawee and the place where You operate Your business shall be the place of payment.
(4)	The Promisor is willing to calculate the guarantee service fee based on the face value and period of the guaranteed commercial paper, the rate that You approve, and Your regulations, and will pay the fee in full when entrusting You to provide the guarantee.

(5)	Where the Promisor entrusts You to provide issuance guarantee for a commercial paper, the Promisor shall deposit the payment one day before the due date of the commercial paper. In case of an overdue payment, which makes You advance the payment, the Promisor is willing to immediately repay You, and pay an amount of interest calculated from the date of advancement through the date of repayment based on the advancement amount and the benchmark interest rate (adjusted by quarter) on the date of advancement plus the annual interest rate of 3%, and the Promisor shall also pay, by the means specified in this Agreement, a penalty calculated from the date of advancement and based on the advancement amount.

7.	Bill acceptance
(1)	The acceptance limit that You approve shall prevail. It is used by the Promisor to turn You into the drawee or acceptor of the bills issued by the Promisor.
(2)	Both sides shall negotiate on the maximum period of each acceptance bill calculated from the date of acceptance through the bill due date.
(3)	For all the bills which You are entrusted to accept, You shall act as the drawee and the place where You operate Your business shall be the place of payment.
(4)	The Promisor is willing to calculate the acceptance service fee based on the face value and period of Your acceptance bill, the rate that You approve, and Your regulations, and will pay the fee in full when entrusting You to accept the bill.

(5)	Where the Promisor entrusts You to accept a bill, the Promisor shall deposit the payment one day before the due date of the bill. In case of an overdue payment, which makes You advance the payment, the Promisor is willing to immediately repay You, and pay an amount of interest calculated from the date of advancement through the date of repayment based on the advancement amount and the benchmark interest rate (adjusted by quarter) on the date of advancement plus the annual interest rate of 3%, and the Promisor shall also pay, by the means specified in this Agreement, a penalty calculated from the date of advancement and based on the advancement amount.

8.	Domestic financing against L/C
(1)	The limit of domestic financing against L/C that You approve shall prevail (the deposit is included in the limit). It is used by the Promisor to entrust You to issue domestic L/Cs and to accept or made (advance) payments against issued bills presented by beneficiaries within effective L/C periods. Within the limit effective period, the Promisor may apply for use of the limit with documents including L/C issuance applications.
(2)	Both sides shall negotiate on the maximum effective period of the bill under each usance L/C. The Promisor shall deposit the payment before the due date of the acceptance bill under a usance L/C. If failing to do so, the Promisor is willing to immediately repay You from the date of advancement. In case of an overdue payment, the Promisor is willing to pay an amount of interest calculated from the date of advancement through the date of repayment based on the advancement amount and the benchmark interest rate (adjusted by quarter) on the date of advancement plus the annual interest rate of 3%, and the Promisor shall also pay, by the means specified in this Agreement, a penalty calculated from the date of advancement and based on the advancement amount.
(3)	For the bill under each sight L/C, the Promisor shall deposit the payment with You before the bill is presented, unless You agree to make a separate short-term loan for paying the bill. If failing to do so, the Promisor is willing to immediately repay You from the date of advancement. In case of an overdue payment, the Promisor is willing to pay an amount of interest calculated from the date of advancement through the date of repayment based on the advancement amount and the benchmark interest rate (adjusted by quarter) on the date of advancement plus the annual interest rate of 3%. Where the Promisor fails to repay You within 10 days after the date of advancement, Promisor shall also pay, by the means specified in this Agreement, a penalty calculated from the date of advancement and based on the advancement amount.
(4)	The Promisor may apply for a short-term loan separately and present the Credit Use Application and IOU to entrust You to use the loan to offset the payment made by You against the bill under each L/C specified in this Agreement. This Agreement serves as a proof of the entrustment and no separate entrustment document will be prepared.

The loan mentioned in the previous item can be handled although the borrowing date is later than the effective period the credit line specified in this Agreement or (and) the L/C effective period. The period of each loan shall not exceed the agreed number of days, and the loan shall be repaid according to the interest rate and repayment means specified in the Credit Use Application and IOU.The Promisor is willing to immediately repay the loan on its due date or when all loans are deemed to be due. In case of an overdue repayment, the Promisor is willing to pay an amount of overdue interest based on the above-mentioned interest rate. When repaying the principal or interest after the due date, the Promisor is willing to pay, by the means specified in this Agreement, a penalty calculated from the due date and based on the loan amount.

(5)	The service fee for each issued L/C under this Agreement is calculated according to the rate that You specify.
(6)	Where You or Your agent bank deems that the bills and its associated documents under an L/C that the Promisor entrusts You to issue comply with the terms and conditions of the L/C, and accepts or pays the bills, the Promisor is willing to immediately and unconditionally accept the bills and documents, and to make repayment or acceptance immediately when You present the bills or documents. You are not responsible for defects (including inconsistency between the quality and quantity of goods and the documents) found subsequently in the above-mentioned bills and documents. The Promisor shall not therefore raise any dispute.
(7)	Where losses are caused to the goods covered by the credit L/C due to the beneficiary’s failure to execute the contract, delivery delay, fraud, or other force majeure events, the Promisor shall bear the losses and You are not responsible for the losses.

9.	Financing for goods import (against foreign sight L/C, foreign usance L/C, foreign transferrable L/C)
(1)	The limit of financing for goods import that You approve shall prevail (the deposit is not included in the limit). It is used by the Promisor to entrust You to issue L/Cs for importing goods and to fund imports (including advances, loans, and acceptance). The types, modes, periods of funds and guarantees shall be approved by You before financing is provided. The effective period of financing and the repayment responsibilities of the Promisor and Guarantor terminate only after all the liabilities that arise from the financing are repaid.

(2)	During the effective period of the limit, the Promisor presents L/C application and the relevant documents required by You to apply for using the limit in a revolving manner and entrusts You according to this Agreement to make payment against each L/C. The Promisor and Guarantor recognize all the amounts listed in each L/C application and the interests and fees related to the amounts. You may use notices or other equivalent documents from foreign agent banks (including agent banks, negotiating banks, and correspondent banks, similarly hereinafter) as debt proves and the Promisor is willing to repay all the debts according to regulations without any dispute.
(3)	When applying for L/C issuance, the Promisor shall follow Your regulations to make a forex settlement deposit and You shall make payment or acceptance for the balance. After You send a notice on the arrival of shipping documents under each sight L/C, the Promisor shall repay the fund for the L/C within the period that You specify, and shall pay an amount of interest and relevant fees calculated from the date of negotiation by the foreign bank (unless otherwise stipulated). Where imported goods have arrived but shipping documents have not, the Promisor shall immediately repay the principal, interest, and relevant fees before applying for delivery against a shipping guarantee or bill of lading endorsement.The maximum financing periods of the usance L/C issues according to this Agreement are negotiated by both sides. The due date of each fund is calculated from the date of negotiation by a foreign bank (unless otherwise stipulated) based on the relevant terms and conditions in the corresponding L/C application and the number of financing days. For bill acceptance, the bill period shall not exceed the financing period. When the bill is due, the Promisor shall be responsible for paying the bill or apply to You for making advances. However, the total of the period of the advances and the period of the bill shall not exceed the maximum financing period as well. The Promisor is willing to immediately repay each loan on its due date and pay an amount of interest and relevant fees calculated from the date of negotiation by the foreign bank (unless otherwise stipulated).Where the goods are shipped in multiple batches, the Promisor is willing to repay the principal and relevant fees calculated based on the amounts on the batch shipping documents to You. Where shipping documents are received after the due date of L/Cs, the Promisor and Guarantor are willing to repay You provided that the conditions of negotiation are met.
(4)	The Promisor may apply to You for issuing L/Cs in other foreign currencies according to this Agreement for importing goods or goods importing financing. However, the total of all the amounts shall be converted into USD based on the foreign exchange rate specified by You. The total financing amount shall not exceed the limit granted by this Agreement. Where the total financing amount exceeds the amount or limit specified in this Agreement due to foreign exchange rate fluctuation, the Promisor and Guarantor shall repay the balance and shall immediately repay the principal, interest, and relevant fees of the balance when receiving Your notice.
(5)	Where this financing limit in foreign currencies can be combined with loan limits in NTD as approved by You, this financing limit in foreign currencies shall be converted into a financing limit in NTD and then combined with other loan limits in NTD for foreign exchange rate risk control, or this financing limit in foreign currencies shall be combined with a financing limit in NTD equal to the financing limit in foreign currencies for risk control, the total amount in foreign currencies shall be converted into an amount in NTD based on the foreign exchange rate specified by You, and the total amount in NTD shall not exceed the NTD loan limit approved by You. Where the financing amount or the combination of the financing amount and other loan amounts in NTD under this Agreement exceeds the above-mentioned NTD loan limit approved by You due to foreign exchange rate fluctuation, the Promisor and Guarantor shall be responsible for repaying the balance, and shall immediately repay the principal, interest, and relevant fees of the balance when receiving Your notice.

(6)	The conditions, periods, and repayment means of dedicated loans shall be handled according to the relevant regulations of competent authorities and You. If required, the quantities and amounts of imported goods shall be checked by competent authorities before being registered.
(7)	Where You or Your (foreign) agent bank deems that the bills and its associated documents under an L/C that the Promisor entrusts You to issue comply with the terms and conditions of the L/C, the Promisor is willing to accept them immediately and unconditionally.
(8)	The service fee for each issued L/C or guarantee under this Agreement is calculated according to the rate that You specify and the Promisor is willing to pay the balance according to the actual amount.
(9)	After the negotiating documents under a foreign usance L/C issued according to this Agreement are received, the Promisor may apply for converting the advances that You have paid into another currency, repay You the amount in the target currency of the conversion or the amount in NTD on the original due date, and pay an amount of interest, overdue interest, and penalty calculated based on the lending rate of the target currency that You announce on the date of conversion.
(10)	The amount of interest of each foreign currency loan under this Agreement shall be calculated based on the corresponding loan interest rate negotiated with You on the date when the loan is made. Nevertheless, during the period of refinancing applied separately to the Central Bank, the amount of interest shall be calculated based on an increased interest rate as stipulated by the Central Bank. The Promisor is willing to repay the loan by agreed means.

Where the Promisor fails to repay the principal and interest of any above-mentioned loan when it is due or all loans are deemed as due, the Promisor is willing to pay an amount of overdue interest calculated based on the above-mentioned interest rate and pay, by the means specified in this Agreement, a penalty calculated from the due date and based on the loan balance.

(11)	For a loan in a foreign currency that You make according to this Agreement, the Promisor is willing to repay the principal, interest, overdue interest, penalty, and relevant fees using NTD based on the selling price of the foreign currency announced by You on the date of loan repayment or date of interest payment, or repay them using the foreign currency.
(12)	For a usance L/C issued according to this Agreement, the Promisor may issue a Credit Use Application and IOU to apply for a loan in NTD for repaying Your fund in a foreign currency.Where the Promisor uses the usance L/C limit to apply for issuance of a sight L/C, the Promisor may, after all negotiating documents are received, issue a Credit Use Application and IOU to apply for a loan in NTD for repaying Your fund in a foreign currency.The loan mentioned in the previous item shall be handled although the borrowing date is later than the effective period the credit line specified in this Agreement or (and) the L/C effective period. The period of each loan shall not exceed the agreed number of days, and the loan shall be repaid according to the interest rate and repayment means specified in the Credit Use Application and IOU.The Promisor is willing to immediately repay the loan on its due date or when all loans are deemed to be due. In case of an overdue repayment, the Promisor is willing to pay an amount of overdue interest based on the above-mentioned interest rate. When repaying the principal or interest after the due date, the Promisor is willing to pay, by the means specified in this Agreement, a penalty calculated from the due date and based on the loan amount.
(13)	The Promisor is willing to provide imported goods for You as a guarantee covering all the loans that arise from this Agreement. From the L/C issuance date through the arrival date of imported goods, You are entitled to the pledge of all the B/Ls (such as relevant delivery documents) of the imported goods. From the time when the imported goods arrive, You are entitled to the pledge of the imported goods. This Agreement serves as a written proof of granting the rights to the pledges. The Promisor is willing to buy an insurance policy for the above-mentioned goods with You being the beneficiary. If the Promisor fails to buy or renew the insurance policy, You are entitled to buy or renew it and pay the premium on behalf of the Promisor. However, You are not obliged to do so. Where You pay the premium for the Promisor, the Promisor is willing to repay You immediately. Otherwise, the premium is added to the liabilities of the Promisor to You and an amount of interest is calculated based on the benchmark interest rate (adjusted by quarter) that You announce on the date of payment plus 3%. The collateral shall be used first to repay the premium.

(14)	Where the Promisor fails to repay a loan within an agreed period, the imported goods may go bad or depreciate, or the Promisor fails to make customs declaration or take delivery of goods on time, You may make customs declaration or take delivery of the goods on behalf of the Promisor and may auction or freely dispose (including the method, time, and price for the disposal) the imported goods and other collateral, so as to repay the principal and interest of the loan, overdue interest, penalty, all fees (including taxes and shipping fees paid when You make customs declaration and take delivery of the goods), and loss. However, You are not obliged to make customs declaration, take delivery of the goods, or dispose the goods and collateral.

(15)	When claiming a shipping document, the Promisor is willing to register trust possession according to the Personal Property Secured Transactions Act as required by You.
(16)	Where the L/C beneficiary or seller fails to execute the contract or postpones delivery, other force majeure events occur, the insurer rejects the claim, the compensation is insufficient, or compensation is not made in a timely manner, the Promisor shall be responsible for and handle the losses caused thereby to the imported goods under this Agreement. In such cases, the Promisor is willing to immediately repay the principal and interest of the loan, overdue interest, penalty, and all fees.
(17)	You may issue a shipping guarantee or provide bill of lading endorsement at the Promisor’s request. Where the product names, specifications, unit prices, total amounts, and delivery taking conditions are different from those specified on the shipping document that You receive at a later time, the Promisor and Guarantor are willing to pay amounts and complete all other procedures based on the conditions specified on the shipping documents that You receive. Where You suffer from a loss caused by the difference between the issued document and the received document, the Promisor and Guarantor are willing to take the compensation responsibility. The content of the Application for Shipping Guarantee or Bill of Lading Endorsement presented by the Promisor is deemed as an attachment of this Agreement. The Promisor and Guarantor are willing to comply with the content.
(18)	The usance L/C limit under this Agreement can be used to issue sight L/Cs, while the sight L/C limit cannot be used to issue usance L/Cs.
(19)	Where a holder of import documents or collateral documents of the Promisor requires You to return or exchange the collateral, You shall deem the holder as an agent of the Promisor and return or exchange the collateral. Where a dispute arises thereof, the Promisor is willing to take all responsibilities.

(20)	To entrust You to issue irrevocable L/Cs in the future, the Promisor is willing to settle foreign exchange purchases with You or to use foreign exchange deposits or foreign currency cash as a reserve for repaying part or of all the bills under the L/Cs. Where there is unused foreign exchanges, the Promisor shall sell them back to You or deposit them with You or remit them as required by the Statute for Foreign Exchange Regulations and other relevant regulations. The Promisor requires You to issue a foreign exchange settlement proof or transaction proof when You issue an L/C. In addition, the Promisor acknowledge that the difference between the amount on the L/C and the amount settled is the advance that You make, and agrees that the foreign exchange settlement proof, transaction proof, other relevant documents that You hold are the proof of the advance. Where the advance specified in the foreign exchange settlement proof or transaction proof is different from the actual advance, the advance specified in the relevant documents or books that You hold shall prevail. The Promisor shall not therefore raise any dispute.
(21)	You are herein expressly notified that, after all or part of the goods covered by an L/C issued by You against the Promisor’s import permit and (or) other relevant documents approved by Board of Foreign Trade, Ministry of Economic Affairs or its designated organization arrive, where the Promisor fails to repay You for the shipping documents before the L/C due date specified in the relevant credit granting agreement, or all the L/Cs that the Promisor requires You to issue are deemed to be due according to the relevant credit granting agreements, You are irrevocably authorized to apply to the Board of Foreign Trade, Ministry of Economic Affairs for an approval and then make customs declaration and take delivery of the imported goods on behalf of the Promisor, and auction or freely dispose the imported goods. The Promisor expressly states that Your actions including making customs declaration and taking delivery of the goods are deemed as actions taken by the Promisor and have a binding effect on the Promisor.

10.	Financing against foreign currency D/A, D/P, or O/A for import
(1)	The financing limit that You approve shall prevail. It is used by the Promisor to raise funds (including advances, loans, and guarantees) for importing goods under the D/A, D/P, or O/A terms.

The effective period of financing and the repayment responsibilities of the Promisor and Guarantor terminate only after all the liabilities that arise from the financing are repaid.

The Promisor and Guarantor are willing to take, according to the provisions in this Agreement, their liabilities arising from an advance, loan, or guarantee for which the Promisor applies to You before the effective date of this Agreement for importing goods under the D/A, D/P, or O/A term.
(2)	The Promisor may apply to You, based on the agreed amount limit and period, for advances, loans, or guarantees, for importing goods under the D/A, D/P, or O/A term. Where the due date (repayment date) or date when You make an advance is later than the period, this Agreement is still applicable and the Promisor and Guarantor shall comply with the provisions in this Agreement to take the repayment responsibility. When applying for use of the limit, the Promisor shall present the Credit Use Application and IOU and the relevant documents that You require.
(3)	When the Promisor applies for funding goods import under the D/A, D/P, or O/A term, the Promisor shall provide part of the fund and perform foreign exchange settlement as required by You, and You shall provide the balance. The Promisor shall repay Your fund (including principal, interest, overdue interest, penalty, and relevant fees) by paying NTD based on the selling price of the relevant foreign exchange that You announce on the repayment date or by paying foreign exchanges without any delay.The maximum period of each fund shall be negotiated between both sides.

(4)	The Promisor may apply to You for funds in other foreign currencies for importing goods under the D/A, D/P, or O/A term. However, the amount of the total amount of the funds shall be converted into USD using the foreign exchange rate that You specify and the total amount shall be within the limit specified in this Agreement. Where the total amount exceeds the limit due to foreign exchange rate fluctuation or other reasons, the Promisor and Guarantor shall be responsible for repaying the balance and shall immediately repay the principal, interest, and relevant fees of the balance when receiving Your notice.
(5)	Where this financing limit in foreign currencies can be combined with loan limits in NTD as approved by You, this financing limit in foreign currencies shall be converted into a financing limit in NTD and then combined with other loan limits in NTD for foreign exchange rate risk control, or this financing limit in foreign currencies shall be combined with a financing limit in NTD equal to the financing limit in foreign currencies for risk control, the total amount in foreign currencies shall be converted into an amount in NTD based on the foreign exchange rate specified by You, and the total amount in NTD shall not exceed the NTD loan limit approved by You. Where the financing amount or the combination of the financing amount and other loan amounts in NTD under this Agreement exceeds the above-mentioned NTD loan limit approved by You due to foreign exchange rate fluctuation, the Promisor and Guarantor shall be responsible for repaying the balance, and shall immediately repay the principal, interest, and relevant fees of the balance when receiving Your notice.

(6)	The amounts of interest of all the loans in foreign currencies made according to this Agreement shall be calculated based on the foreign exchange rates negotiated when You make the loans. The Promisor is willing to pay the amounts by agreed means. Where the Promisor fails to repay the principal or interest of any above-mentioned loan when it is due or all loans are deemed to be due, the Promisor is willing to pay an amount of overdue interest calculated based on the agreed interest rate and pay, by the means specified in this Agreement, a penalty calculated from the due date and based on the loan amount.
(7)	When importing goods under the D/A or D/P term, the Promisor may apply to You, with Your approval and based on the agreed amount, limit, or period, for a shipping guarantee or bill of lading endorsement. When applying for it, the Promisor shall present an affidavit (for shipping guarantee/bill of lading endorsement only) the relevant deeds and documents that You require. The Promisor and Guarantor both recognize the content of each loan application, the amounts in the relevant deeds and documents, and the agreed matters. They shall assume liabilities for damages to You until You receive foreign documents and the Promisor completes the bill acceptance, payment, or financing procedure.

(8)	Where You agree that the borrowing currency can be converted, the Promisor may apply for converting the borrowing currency of the fund that You provide into another currency, repay You the amount in the target currency of the conversion or the amount in NTD on the original due date, and pay an amount of interest, overdue interest, and penalty calculated based on the lending rate of the target currency that You announce on the date of conversion.
(9)	Where You agree that the fund can be provided in NTD, the Promisor shall present the Credit Use Application and IOU to apply for converting the loan into NTD, repay the loan that You provide in foreign currency, and agree to repay the new loan on its due date using NTD regardless of whether the borrowing date is later than the period of this Agreement. The maximum loan period shall not exceed the agreed number of days and the loan shall be repaid based on the interest and repayment means specified in the Credit Use Application and IOU.

The Promisor is willing to immediately repay the loan on its due date or when all loans are deemed to be due. In case of an overdue repayment, the Promisor is willing to pay an amount of overdue interest based on the agreed interest rate. When repaying the principal or interest after the due date, the Promisor is willing to pay, by the means specified in this Agreement, a penalty calculated from the due date and based on the loan amount.
(10)	Where processing of the imported goods under this financing agreement is completed before schedule or they are sold before schedule, the Promisor agrees to immediately hand the received notes receivable to You for collection, so as to prepare for repaying the principal and interest or to repay them in advance.

11.	Exporting Negotiation
(1)	As You may negotiate or discount documentary drafts (domestic or foreign) with or without collateral that issued or endorsed by the promisor of the exporting negotiation agreement (hereinafter referred to as the "Promisor"); therefore, the Parties agree as follows:

All stipulations in this agreement shall be deemed as permanently valid and applicable at any time; the aforesaid documentary drafts, no matter they are negotiated or discounted directly or through any third party to You, shall be deemed as resigning of this agreement by the Promisor every time of negotiation or discounting, are all within the purview of guarantee of this agreement and are applicable to this agreement.

(2)	Negotiation or discounting specified in this Agreement indicates that You, according to the stipulations in the L/C issued by the issuing bank that is put forward by the Promisor, review the documentary drafts or documents suggested by the Promisor, and then pay in advance for the amount on the documentary drafts or documents with the interest withheld. If You fail to take back the deposit or accept the documentary drafts from the issuing bank or paying bank within two months, regardless of any reason, the Promisor shall unconditionally pay the principal and interest of the deposit back to You.
(3)	Hereby the Promisor is willing to provide You with the shipping document affiliated to the documentary draft and the relevant goods as the collateral to ensure that You can negotiate or discount the documentary draft issued or endorsed by the Promisor, and relevant interest and fees.
(4)	The Promisor authorizes You, or any of Your Managers, or Agents, or the Holders of the bills (but not so as to make it imperative) to insure any goods forming the collateral for any such bills against sea risk, including loss by capture, and also against loss by fire on shore, and to add the premiums and expense of such insurances to the amount chargeable to the Promisor in respect of such bills. You have the priority of compensation upon the collateral and shall deal with the collateral to compensate for the loan and other relevant fees or insurance expense paid by a third party or other relevant fees, which does not affect Your right of claim upon other debtors. In addition, You shall take the place of the Promisor to handle all necessary affairs according to the example of common business agent and charge service fees. If You have no objection to the specified wharf or warehouse, the Promisor shall move the goods to the public or private wharf or warehouse based on the requirement of the drawee or acceptor.

(5)	The Promisor hereby also authorizes You, or any of Your Managers, or Agents, or the Holders of the bills, to take conditional acceptances to all or any of such bills, to the effect that on payment thereof at maturity, the documents handed to You as collateral for the due payment of any such bills shall be delivered to the drawees or acceptors thereof, and such authorization shall be taken to extend to cases of acceptance for honor.

(6)	The Promisor further authorizes You (but not so as to make it imperative) at any time before the maturity of any bills, to grant a partial delivery or partial deliveries of such goods, in such manners as You or the acceptors or their representatives may think desirable to any person on payment of a proportionate amount of the invoice cost of such goods, or of the bills drawn against same. The meaning of the above-mentioned "proportionate amount" will be defined by You.
(7)	The Promisor further authorizes You, or any of Your Managers, or Agents, or the Holders of the bills, on default being made in acceptance on presentation or in payment at maturity, of any of such bills or in case of the drawees or acceptors suspending payment, becoming bankrupt, or taking any steps whatever towards entering into liquidation during the currency of any such bills, and whether accepted conditionally or absolutely to sell all or any part of the goods forming the collateral for the payment thereof at such times and in such manner as You or such holders may deem fit, and after deducting usual commission and charges, to apply the net proceeds in payment of such bills with re-exchange and charges the balance, if any, to be placed at Your or their option against any other of bills, secured or otherwise, which may be in Your or their hands, or any other debt or liability of the Promisor to You, or them, and subject, thereto, to be accounted for the proper parties. In case of loss at any time of goods insured, the Promisor authorizes You to realize the policy or policies and charge the same commission on the proceeds as upon a sale of goods, and to apply the net proceeds, after such deductions as aforesaid, in the manner hereinbefore lastly provided.
(8)	If the net proceeds of such goods are insufficient to pay the amount of the bills (including the exchange loss), the Promisor authorizes You, or any of Your Managers, or Agents, or the Holders of the bills, to draw on the Promisor for the deficiency, without prejudice to any claim against any endorser(s) of the bills for recovery of same or any deficiency of the same; and the Promisor agrees that bills issued by You or holders shall be deemed as sufficient proof of sale and loss. the Promisor shall pay the bills immediately upon the notice.
(9)	The Promisor further authorizes You, or any of Your Managers, or Agents, or the Holders, whether the aforesaid Power of Sale shall or shall not have arisen, at any time before the maturity of the bills, to accept payment from the drawees or acceptors thereof, if requested so to do, and on payment to deliver the bills of lading and shipping documents to such drawees or acceptors; and calculate the rebate at the customary interest rate in the place where such bills are payable.
(10)	In case of D/A bills, the Promisor authorizes You to deliver the documents handed to You as the shipping documents of the collateral to the acceptors against their acceptance of the bill drawn on them. In this case, the Promisor undertakes to hold You harmless from any consequence that may arise by Your so doing and to pay You the amount or any balance of the bill with re-exchange and charges if the acceptors should make any default in payment at maturity, or ensure that You or the holders of the bills have the priority of compensation upon the collateral.
(11)	Should the drawee of the bills reject acceptance or payment of the bills, or should the collateral goods arrive before the date of maturity of such bills, the Promisor authorizes You or Your correspondent to unload, clear, warehouse the goods, effect insurance thereon and do any and all other acts which You or Your correspondent may deem necessary for the proper maintenance of the said goods. In these cases, not only the expenses and cost incurred in the course of the above acts, but also any damage caused by those people or parties who deal with the unloading, clearance, warehousing and insurance in good or bad faith or by reason of war, natural disasters or any other force majeure shall be paid by the Promisor.

(12)	The Promisor hereby agrees that, should the bills be not accepted by the drawees or not paid by the drawees or acceptors by intervention, or should it happen, that the bills are not paid or the proceeds thereof are not transferred to You because of the local laws or regulations or for any other reasons, the Promisor shall pay the amount of the bills with interest and other incidental charges incurred as soon as You inform the Promisor, notwithstanding no return of the bills and/or documents. Should You demand any additional collateral of the Promisor at same time, it shall be given by the Promisor without any objection.
(13)	In case the drawee of the bills requests You or Your correspondent on the date of maturity of the bills to postpone payment and if this is deemed reasonable by You or Your correspondent, no objection shall be raised by the Promisor to You or Your correspondent's agreeing to it without notification to the Promisor.

(14)	Should the bills negotiated by You be refused handling or processing by Your discounting bank or correspondent, or unpaid by issuing bank owing to some discrepancy in the bills or the documents attached thereto with the terms and conditions of the L/C or for any other reasons, or should the acceptance of the shipped goods be refused because of divergence of quality, quantity etc. of the said goods, or for any other reasons, discovered by the interested party or parties upon delivery or any other occasions, the Promisor shall take full responsibility thereof and reimburse You at any time the amount of such bills, interest (based on the listed lending rate of the Central Bank on the negotiation day) and other incidental charges incurred in the original currency or NTD. The Promisor further authorizes You to tender a letter of guarantee to the issuing bank or the accepting bank under the L/C, without any notification to the Promisor, in case You or Your correspondent deems it fit to do so, and the Promisor solely shall be held liable for the guarantee thus offered.

(15)	The Promisor authorizes You or Your correspondent to send the bills and/or attached documents to the place of payment by any method as You or Your correspondent deems fit.
(16)	Should bills and/or documents be destroyed or lost in transit, or assumed as such, or their arrival at the place of payment is much delayed by accident such as mis-transportation, a new bill, and if possible, new documents shall be presented to You by the Promisor according to Your record book, at Your demand without any legal procedures, or alternatively, at Your option, the amount of the bills, with all expenses, shall be paid to You by the Promisor.
(17)	The Promisor shall be responsible for the signature, seal or writing used on the bills or any other documents accepted by You even though the signature, seal or writing is a forged or stolen one; in case You have concluded the same to be identical with those submitted to You beforehand or those used on a previous bills or another documents, any damages, sustained by You there from, shall be paid for by the Promisor.
(18)	Should the drawees of the bills or the L/C issuing, accepting or confirming banks become insolvent, or bankrupt, be seized, provisionally seized, provisionally disposed of, or offered for auction, or even should the drawees or the above banks apply for bankruptcy or settlement by composition, the Promisor agrees to pay You upon Your notice the total amount of the bills with interest and other additional charges.
(19)	The Promisor agrees that all property of the Promisor including margins and deposit balances in You or Your branches possession or otherwise subject to Your control shall be deemed as collateral for the payment of any outstanding debts.
(20)	Litigations about bills, documents, and/or collateral shall be handled by the local court at the place where the business office of You that the Promisor applies for negotiation is located.
(21)	Where damages are caused to You due to defects occur on the documents, regardless of any reason, the Promisor is willing to pay for the damages to You.
(22)	If documents or IOUs for loans issued, endorsed, accepted, or guaranteed by the Promisor are short of necessary items which leads to invalidation of the creditor's rights, or the creditor's rights are terminated due to statute of limitation or incomplete procedure, the Promisor is still willing to, according to Your demand, pay off the amount on the documents or IOUs for loans, interest before and after the expiration of the debt, and other additional charges by cash or collateral, or both of them.
(23)	The Promisor agrees to replace, and split or combine the documents of the collateral signed and submitted by the Promisor to You as You require the Promisor.
(24)	The Promisor agrees to pay the delay interest and breach penalty in case of delay in repaying the loan from You. The Promisor also agrees that if the overdue period is within 6 months, You shall charge 10% additional breach penalty according to the original loan interest rate; if the overdue period exceeds 6 months, You shall charge 20% additional breach penalty according to the original loan interest rate.
(25)	The Promisor agrees that You shall create at least one account in the name of the Promisor to facilitate accounting. However, all accounts shall be considered as a single account. All credit balance, either in NTD or other currencies, shall be used by You to take out any debt that the Promisor shall pay back to You.

(26)	Unless otherwise agreed, the person who holds documents or receipts for loans issued, endorsed, accepted, or guaranteed by the Promisor has right of recourse in the event of protest waived for the non-payment or non-acceptance. Under protest waived, in case You or Your correspondent requires protest, the Promisor has no objection. It is legal and valid for the Promisor to implement protest for non-payment or non-acceptance at any place without any proof.
(27)	The Promisor will observe the Uniform Customs and Practice for Documentary Credits, International Standard Banking Practice, and International Commercial Terms issued by the International Chamber of Commerce, and deem them as a part of this agreement.
(28)	If there is any dispute about stipulations in this Agreement, the corresponding stipulation in Chinese prevails.
(29)	It is mutually agreed that the delivery of such collateral to You shall not prejudice Your rights on any of such bills in case of dishonor, nor shall any recourse taken thereon affect Your title to such collateral to the extent of the Promisor's liability to You as above, and that, notwithstanding any alteration by death, retirement, introduction of new partners or otherwise in the persons from time to time constituting the Promisor or the style of the Promisor under which the business at present carried on by the Promisor may from time to time continue. It is also agreed that You are not to be responsible for the default of any Broker or Auctioneer appointed or employed by You for any purpose.

12.	Financing against foreign currency D/A, D/P, or O/A for export
(1)	The financing limit that You approve shall prevail. The Promisor shall present the Credit Use Application and IOU to apply for using the limit. The maximum period of each loan shall not exceed the agreed number of days and each loan shall be repaid based on the interest rate and by the repayment means specified in the Credit Use Application and IOU.
(2)	The Promisor is willing to use the amounts earned by the Promisor from export under the D/A, D/P, or O/A term handled by You to repay the loan. In case that the amounts are insufficient, the Promisor agrees to repay the balance in the original currency or NTD based on the foreign exchange rate that You specify on the date of settlement.

(3)	The export receivables (under D/A, D/P, or O/A term) to be used by the Promisor to repay the loan that You make in a foreign currency to the Promisor shall be remitted from a foreign collecting bank to You, and shall not be remitted by the foreign buyer to the Promisor or any third party by other means or through other channels or be used to offset any debt that the Promisor uses the buyer. If failing to abide by this provision, the Promisor is willing to deem that all the loans (including advances and guarantees) that You make to the Promisor are unconditionally due and shall immediately repay all the loans.
(4)	The Promisor may apply to You for a loan for export under the D/A, D/P, or O/A term. However, the total amount of each loan shall be converted into USD using the foreign exchange rate that You specify and shall not exceed the limit specified in this Agreement. Where the amount exceeds the limit due to foreign exchange rate fluctuation or other reasons, the Promisor and Guarantor shall be responsible for repaying the balance and shall repay the principal, interest, and relevant fees of the balance immediately when receiving Your notice.
(5)	Where this financing limit in foreign currencies can be combined with loan limits in NTD as approved by You, this financing limit in foreign currencies shall be converted into a financing limit in NTD and then combined with other loan limits in NTD for foreign exchange rate risk control, or this financing limit in foreign currencies shall be combined with a financing limit in NTD equal to the financing limit in foreign currencies for risk control, the total amount in foreign currencies shall be converted into an amount in NTD based on the foreign exchange rate specified by You, and the total amount in NTD shall not exceed the NTD loan limit approved by You. Where the financing amount or the combination of the financing amount and other loan amounts in NTD under this Agreement exceeds the above-mentioned NTD loan limit approved by You due to foreign exchange rate fluctuation, the Promisor and Guarantor shall be responsible for repaying the balance, and shall immediately repay the principal, interest, and relevant fees of the balance when receiving Your notice.

(6)	Where You agree that the borrowing currency can be converted, the Promisor may apply for converting the borrowing currency of the fund that You provide into another currency, repay You the amount in the target currency of the conversion or the amount in NTD on the original due date, and pay an amount of interest, overdue interest, and penalty calculated based on the lending rate of the target currency that You announce on the date of conversion.
(7)	The amounts of interest of all the loans in foreign currencies made according to this Agreement shall be calculated based on the lending rates negotiated when You make the loans. The Promisor is willing to pay the amounts by agreed means. Where the Promisor fails to repay the principal and interest of any above-mentioned loan when it is due or all loans are deemed to be due, the Promisor is willing to pay an amount of overdue interest calculated based on the agreed interest rate and pay, by the means specified in this Agreement, a penalty calculated from the due date and based on the amount of the loan.

13.	Foreign currency bill purchase
(1)	The limit on foreign currency bill purchase that You approve shall prevail. The Promisor understands and agrees that, where bills are being processed by You and therefore cannot be settled in a timely manner, the Promisor shall take the responsibility for the losses caused thereby and You shall not be liable for the losses.
(2)	The foreign currency bills purchased by You at the Promisor’s request shall involve no counterfeiting, alteration, or any other flaws. Where any of the above-mentioned flaws is found in the bills and You suffer from losses caused thereby, the Promisor is willing to make full compensation.
(3)	After You deliver a foreign currency bill that You purchase at the Promisor’s request, where the bill is lost or destroyed due to a reason not attributable to banks (including foreign agent banks), the Promisor is willing to immediately repay the amount of the bill or provide another foreign currency bill with the same amount to You to prevent losses caused to You thereby.
(4)	Where a foreign currency bill purchased by You is dishonored or involves in a dispute and therefore You cannot collect the amount of the bill or the collected amount is refunded within one month, the Promisor is willing to immediately repay You for the bill and pay an interest amount and various fees calculated based on the foreign currency lending rate that You announce on the data of repayment, regardless of the reason of the dishonor or dispute, whether the bill is dishonored before or after You collect the amount of the bill, or whether the bill is dishonored after the Promisor collects the amount. In case of overdue repayment of the principal and interest, the Promisor shall pay, in addition to an amount of overdue interest calculated based on the above-mentioned lending rate, a penalty calculated based on agreed interest rate of 10% within six months after the due date, and a penalty calculated based on agreed interest rate of 20% after the six months.
(5)	Where a foreign currency bill that You purchase at the Promisor’s request cannot be cashed or is dishonored for a reason, You are not obliged to protest or take other legal procedures to preserve the entitlement to the bill, unless You are entrusted in writing and agree to do so.
(6)	You may choose freely any correspondent bank as the collecting bank. You can change the collecting bank designated by the Promisor.

(7)	For a foreign currency bill that You purchase at the Promisor’s request, You may write any text or draw any symbols on the bill to prevent it from getting lost, preserve the claim, or in according to banking practice. You are not obliged to restore the original condition of the bill in case of bill dishonor and may return the bill with the text or symbol to the Promisor.
(8)	The interest for the foreign currency bill that You purchase at the Promisor’s request is calculated based on the foreign currency lending rate that You announce on the date of lending and the bill collecting period that begins from the date of lending, and is prededucted. The relevant fees of the bill, including service fees, delivery fees, inquiry fees, and foreign expenses, are calculated based on Your rates and the difference between the calculated amount and the actual amount shall also be paid.
(9)	The Promisor is willing to comply with the provisions in the applicable edition of Uniform Rules for Collection-ICC publication and relevant regulations of the competent authorities.

14.	Discount
(1)	The financing limit that You approve shall prevail. The Promisor shall present the Credit Use Application and IOU and bills to apply for using the limit. The maximum period of each loan shall not exceed the agreed number of days and each loan shall be repaid based on the interest rate and by the repayment means specified in the Credit Use Application and IOU.
(2)	The Promisor shall provide a usance draft or Promissory note obtained from business transactions and endorsed by the Promisor as well as documents that prove the nature of the transactions to You two business days in advance. After You verify and approve the documents provided, You shall pay a maximum of ___ % of the amount of the usance draft or promissory note to be discounted to the Promisor.
(3)	Where the usance draft or promissory note is an outgoing item, the interest thereof shall be calculated until the date when You receive the payment and the Promisor shall pay the collecting fee.
(4)	Where the usance draft or promissory note provided by the Promisor cannot be accepted or presented for payment or no payment is made upon the due date thereof, the Promisor and Guarantor are willing to immediately repay the discounted amount, including the principal, interest, overdue interest, penalty, and various fees. Should there be any losses caused thereby, the Promisor and Guarantor are willing to make compensation. Although the usance draft or promissory note discounted involves missing important documents, counterfeiting, incomplete legal procedure, or prescription events, the Promisor shall repay the above-mentioned loan according to this discounting agreement.

15.	Simple financing against notes receivable
(1)	The interest and service fee of a loan shall be paid at a time when the loan is made and You are entitled to deduct them directly from the amount of the loan. It is deemed that the Promisor has accepted the loan upon deduction completion.
(2)	The Promisor agrees to transfer the bills specified on the Credit Use Application and IOU and the creditor’s right concerning the cause thereof (such as trading transacts, labor contracts, other debt contracts) to You. You may notify the drawer of the transfer and require, as the obligee of the bills or creditor, the drawer (debtor) to make a payment any time. You may directly use the payment to offset the loan or any liability of the Promisor to You. In addition, the guaranteed bills provided by the Promisor shall not be revoked or exchanged, unless approved by You.
(3)	The guaranteed bills provided by the Promisor according to the Credit Use Application and IOU are guarantees for all current (including the liabilities that arose in the past but has not been settled and not limited to the liabilities that arise from this Agreement) and future liabilities of the Promisor to You. Where the issuers or endorsers of the bills have bad credit or involve in other events that affect the exercise of Your creditor’s right, all the liabilities of the Promisor to You are deemed to be due immediately.

IV.	Special Terms
(1)	For the other financial instruments not specified in this Agreement, the Promisor agrees to separately sign credit granting agreements with You.
(2)	Where You deem that the Promisor misuses the credits granted, has bad credit, or fails to provide guarantees as required, or it is required by Your other services, You may stop the Promisor from using the credits granted at any time or reduce the credit lines. Where a third party is involved and any responsibility dispute or expense is caused thereby, the Promisor shall be fully responsible for handling the case. Should there be any damage caused to You thereby, the Promisor shall also be fully responsible for compensation.
(3)	Indicator and interest rate description: Benchmark interest rate
(1)	Benchmark interest rate formula: The average of the one-year fixed savings interest rates of You, Union Bank of Taiwan, TC Bank, Far Eastern International Bank, Bank SinoPac, E.SUN Bank, Taishin International Bank, Taipei Fubon Bank, EnTie Bank, and Yuanta Bank less the highest and lowest interest rates is calculated as the “index rate”. The benchmark interest rate is the sum of the index rate and a certain “percentage” of Your service and management rate and Interest rate risk premium.

(2)	Benchmark interest rate adjustment interval:
a.	It is adjusted every three months on the 10th in February, May, August, and November. In case of a holiday, the adjustment is performed on the following business day.
b.	It is adjusted on the 10th every month. In case of a holiday, the adjustment is performed on the following business day.
(3)	Benchmark interest rate sampling days and method: The 20th of the previous month of an adjustment day is an index rate sampling day. In case of a holiday, the sampling day is the following business day. The average (rounded to two decimal places) of the index rates on the sampling days less the highest and lowest interest rates is used as the general one-year fixed savings interest rate (the interest rates publicized by the Central Bank on the sampling days shall prevail).

In case of a great force majeure event and Your “benchmark interest rate” is differed greatly from the market interest rate thereby or when Your “percentage” is adjusted, You may publicize the revised “benchmark interest rate” formula at Your business sites, on Your website, or through media after obtaining an approval from the Central Bank, and make the revision ten days after the publication.
(4)	Conditions for changing the banks involved in the benchmark interest rate formula:
a.	A bank implements a merger, is merged, eliminated, or suspended from business, goes bankrupt, is re-organized or deregistered, or is supervised or taken over by competent authorities.
b.	A bank stops the one-year fixed savings service.
c.	The short-term credit rating of a bank is lower than twB from Taiwan Ratings (or an equivalent rating from Fitch, Moody’s, Standard & Poor’s, or other equivalent credit rating organizations).

Index rate

(1)	Index rate formula: The index rate is calculated with reference to the general one-year fixed savings interest rates of Bank of Taiwan, Taiwan Cooperative Bank, Land Bank, First Bank, Chang Hwa Bank, Hua Nan Bank, Taiwan Business Bank, and CTBC Bank.
(2)	Adjustment interval: It is adjusted on the 5th every month. In case of a holiday, the adjustment is performed on the following business day.
(3)	Index rate sampling days and method: The 20th of the previous month of an adjustment day is an index rate sampling day. In case of a holiday, the sampling day is the following business day. The average (rounded to two decimal places) of the index rates on the sampling days less the highest and lowest interest rates is used as the general one-year fixed savings interest rate (the interest rates announced by the Central Bank on the sampling days shall prevail).

(4)	Conditions for changing the banks involved in the index rate formula:
a.	A bank implements a merger, is merged, eliminated, or suspended from business, goes bankrupt, is re-organized or deregistered, or is supervised or taken over by competent authorities.
b.	A bank stops the one-year fixed deposit service.
c.	The short-term credit rating of a bank is lower than twB from Taiwan Ratings (or an equivalent rating from Fitch, Moody’s, Standard & Poor’s, or other equivalent credit rating organizations).

(4)	Automatic deduction agreement

The Promisor agrees and authorize You to transfer the amounts of the principal and interest of the liabilities of the Promisor from the NTD demand deposit in the Promisor’s account NoXXXXXXXX. and USD demand deposit in the Promisor’s account No.XXXXXXXX to settle the liabilities. Before the principal and interest are repaid in full, the Promisor will never revoke this authorization or cancel the above-mentioned account. This Agreement is used as the authorization proof and other payment proofs such as the Promisor’s bank savings book, withdrawal slips, or promissory notes or cheques signed by the Promisor are not required. You are not liable for any disputes caused thereby and the Promisor is willing to take all responsibilities. Where the deposit is insufficient to repay the principal and interest, the Promisor promises to pay the balance and an overdue penalty. Where the account for paying the principal and interest is changed, The Promisor promises to immediately notify You and complete the change procedure. The Promisor also authorizes You to directly deduct the service fees and all other payables that arise from this Agreement and shall be paid by the Promisor to You from the balance of the above-mentioned account. The Promisor shall be responsible for any disputes caused by the insufficient balance of the account.

(5)	Repayment account terms
[_]	The Promisor is willing to endorse and transfer the bills for collection provided by the Promisor to You and agrees to set up the “dedicated repayment account” (demand deposit account No. ___) in the name of the Promisor to facilitate accounting by You. Funds collected on the due dates of the bills are deposited into the account and the Promisor authorizes You to implement the transfer procedure to transfer the funds at a time or multiple times to repay all the liabilities of the Promisor to You.
[_]	The Promisor provides amortization bills for repaying loans and agrees to set up the “dedicated repayment account” (demand deposit account No. ___) in the name of the Promisor to facilitate accounting by You. Funds collected on the due dates of the bills are deposited into the account and the Promisor authorizes You to implement the transfer procedure to transfer the funds to repay all the liabilities of the Promisor to You.
[_]	For the loans borrowed by the Promisor against various labor, engineering, procurement, and sales contracts, the Promisor agrees to set up the “dedicated repayment account” (demand deposit account No. ___) in the name of the Promisor to facilitate accounting by You. Funds for repaying the loans are directly deposited into the account, or funds collected against bills for payment with the above-mentioned account as their titles on the due dates of the bills are deposited into the account. You are authorized to implement the transfer procedure to transfer the funds at a time or multiple times to repay all the liabilities of the Promisor to You.
[_]	For the L/Cs that You issue and the financing transactions in NTD or foreign currencies (including advances, loans, and guarantees) that You handle against various trading documents at the Promisor’s request, the Promisor agrees to set up the “dedicated repayment account” (demand deposit account No. ___) in the name of the Promisor to facilitate accounting by You, agrees to deposit repayment funds in foreign currencies into the account as required by You, and authorizes You to implement the transfer procedure to transfer the funds to repay all the liabilities of the Promisor to You. The Promisor also recognizes that the deducted amounts and balance of the above-mentioned account recorded in Your accounting system or account card shall prevail. Where an amount deducted from the above-mentioned account shall be converted into NTD, the a conversion application shall be submitted in the name of the Promisor according to the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions.
[_]	The Promisor agrees to comply with Your credit granting requirements to retain a deposit equal to a certain percentage (or amount) of the credit amount and set up the “dedicated repayment account” (demand deposit account No. ___) with You in the name of the Promisor. The Promisor shall deposit the amount into the account before or when the loan is made and authorize You to directly implement the transfer procedure to transfer amounts at a time or multiple time from the account to repay the liabilities of the Promisor to You.

The Promisor agrees that, before the principal and interest of the loan or the Promisor’s liabilities to You are repaid in full, the Promisor will neither revoke the authorization specified in this item nor cancel the above-mentioned savings account. This Agreement serves as a proof of the authorization. Where You convert the face values of the above-mentioned bills or contracts into a loan, after payments for part or all of the bills or contracts are collected and used to repay a certain percentage of the principal and interest of the loan, You may return the remaining payments to the Promisor or use them to repay other liabilities of the Promisor to You. You may require the Promisor to change the above-mentioned bills before they are presented. Where a bill provided is dishonored or a payment for a contract is cannot be collected in a timely manner, the Promisor is willing to provide a complementary fund immediately. Before payments are completely collected against the bills provided by the Promisor, the Promisor and Guarantor are willing to take the repayment responsibility.

(6)	Obligation to notify You of changes in the Guarantor’s position when the Guarantor is appointed as a director, supervisor, or representative of the Promisor
(1)	Where the Guarantor is a director, supervisor, or representative (manager, litigation or non-litigation agent appointed by the Promisor’s foreign company, reorganizer, liquidator, or temporary administrator; the records of the Ministry of Economic Affairs, in the meeting minutes of the board of directors, on the licenses issued by competent authorities, or of courts shall prevail; similarly hereinafter) of the Promisor upon signing this Agreement, the Promisor and Guarantor shall notify You in writing before the date when the Guarantor resigns or is dismissed or the position of the Guarantor changes after the signing and provide You with the meeting minute of the board and relevant proof documents. Where they fail to notify You or notify You with a delay, You may, when learn about the change, stop making loans, reduce the credit line, reduce loan periods, or deem that all loans are due. The Promisor and Guarantor shall be responsible for compensating for Your losses caused thereby.

When You learn about the above-mentioned changes, You may stop making loans regardless of the reason until the Guarantor negotiates and signs another agreement with You.

(2)	The Guarantor of this Agreement shall continue to take the guarantee responsibility where the Guarantor is re-elected as a director or supervisor or is elected as a director, supervisor, or representative during a director or supervisor election.
(3)	The preceding items are applicable to the Guarantor where the Guarantor serves as a director, supervisor, or representative of the Promisor after signing this Agreement.

(7)	Where treasury bonds, government bonds, corporate bonds, stocks, or other securities (such as a Pledge Right Contract/Demand Deposit Pledge Agreement) are provided as guarantees for the liabilities of the Borrower to You, the Promisor understands and agrees to the following:
(1)	The treasury bonds, government bonds, corporate bonds, stocks, or other securities (such as a Pledge Right Contract/Demand Deposit Pledge Agreement) provided shall be approved by You.
(2)	Before the due dates of loans, You may deem that all loans are due where the Promisor violates any of the following, and the Promisor shall immediately repay the loans. Otherwise, You may use the provided bonds, stocks, and securities to repay the loans. The Promisor and Guarantor shall not raise a dispute over the disposal method, time, and price. All the documents transferred by You shall be voided immediately.
(1)	A situation described in Article 13 of section I in this Agreement occurs.
(2)	Where the total market price of the bonds, stocks, and securities provided is less than 80% of their original price or the ex-rights and ex-dividend price is less than 80% of their original price, the Borrower fails to provide additional collateral approved by You or fails to compensate the price different with cash.
(3)	Where the ownership of the bonds, stocks, and securities provided has not been transferred, in case of ex-rights or ex-dividend, the Promisor is willing to repay the principal and interest of the loan in advance and retrieve the bonds, stocks, and securities for ownership transfer. Otherwise, the Promisor is willing to take responsibility for all the losses caused thereby.

(7)	Other agreements:
(1)	The Standby L/C issued by a domestic branch of China Construction Bank for Your benefit is fully secured.
(2)	NTD or USD loans may be disbursed under the line of credit, provided that a transaction certificate (e.g. procurement and sales invoices or orders) acceptable to You shall be provided before any USD loan is disbursed. In the case of outward remittance financing, the Borrower shall provide an invoice or order and drawdown a loan in the total amount of such invoice or order and directly pay the same to the supplier’s account; in the case of export invoice financing, the Borrower shall provide an invoice and drawdown a loan in the total amount of such invoice.
(3)	The loan amount shall not exceed 97% of the amount of the Standby L/C; USD to NTD exchange rate shall be subject to the closing rate of Taipei Foreign Exchange Brokerage Firm at 12:00 two days before the drawdown date.
(4)	The loan will automatically become unavailable 15 business days before the Standby L/C expires, and the balance shall be paid off.
(5)	When You conduct post-loan monitoring on a quarterly basis, if a negative balance appears in the shareholders’ equity line item in the most recent financial statement provided by the Borrower, then the line of credit will cease to be drawn down until the balance turns positive.
(6)	The credit drawdown application shall be filed 2 business days before the drawdown (or any other business day agreed by You).
(7)	The Borrower represents that all transaction certificates provided to You have never been used by other financial institutions for any other financing.

This Agreement shall be reserved for five years after settlement.

In this Agreement, Article 1, Articles 13 to 16, Articles 20 to 22 of Section I in “General Provisions”, Articles 1 to 10 of Section II in “Guarantor Provisions”, and Article 2 and Articles 4 to 8 of Section IV in “Special Agreement Terms” are individually agreed terms, and the Promisor (Borrower) and Guarantor have read through them one by one and understand and agree to the terms.

The Promisor (Borrower) and Guarantor herein state that they have reviewed all the terms within a reasonable period (at least five days), fully understand the content of each term in this Agreement after negotiating the terms with You, are willing to comply with this Agreement, and have made copies of this Agreement on their own. The following signatures and seals indicate that they have read through and agree to this Agreement.

Sincerely

China Construction Bank, Taipei Branch

Promisor/Borrower: Applied Optoelectronics, INC., Taiwan Branch Unified No. (or ID Number):28410552 Address: No.18, Gong 4th Rd., Linkou Dist., New Taipei City 24452, Taiwan (R.O.C.)	(Signature)	Guarantee verified at: No. 18, Gong 4th Rd., Linkou Dist.
		Verified on	Signing witnessed by
2016-4-22
Joint guarantor: Unified No. (or ID Number): Address:	(Signature)	Guarantee verified at:
		Verified on	Signing witnessed by

22nd April, 2016